Exhibit 99.1

NASDAQ: INM Suite 310-815 W. Hastings St. Vancouver, BC, Canada V6C 1B4 Tel: +1.604.669.7207 Email: info@inmedpharma.com www.inmedpharma.com

InMed Expands Patent Portfolio with Novel Cannabinoid Analogs and

Advances Collaboration Agreement with Leading Cannabinoid Research Expert

●	Expands library of proprietary cannabinoid analogs for pharma R&D

●	Research collaboration initiated to screen analogs for therapeutic uses

Vancouver, BC and South San Francisco, CA – April 28, 2022 – InMed Pharmaceuticals Inc. (“InMed” or the “Company”) (Nasdaq: INM), a leader in the research, development, manufacturing and commercialization of rare cannabinoids, is pleased to announce the publication of a patent application in North America for several cannabinoid analogs. This patent application has broad claims directed to their molecular structure, uses and methods of manufacturing.

Entitled “Cannabinoid Analogs and Methods for their Preparation”, the patent application describes several new cannabinoid-related chemical compounds that have not been previously described. If granted, the broad patent application allows for the creation of several variations of novel cannabinoid compounds, producing a robust library of proprietary new chemical entities (‘NCEs’).

Scientists at BayMedica, LLC, InMed’s subsidiary in the US, designed and produced these cannabinoid analogs. These NCEs are expected to offer similar or improved therapeutic effects compared to their parent (naturally occurring) cannabinoid with modifications that may make them preferred candidates to treat specific diseases.

Eric Hsu, SVP, Pre-Clinical Research and Development for InMed commented; “We believe rare cannabinoids hold tremendous therapeutic potential that may address a number of unmet medical needs. This patent covers the selective modification of naturally occurring cannabinoids to target specific properties for pharmaceutical development. Such patent protection is an important component to ensure long-term commercial exclusivity as we continue to invest in R&D.”

InMed has initiated a research collaboration with the Department of Biotechnological and Applied Clinical Sciences, University of L’Aquila (Italy) in the laboratory of Dr. Mauro Maccarrone, an international expert in cannabinoid research and founding member of the European Cannabinoid Research Alliance. He is also the 2007 recipient of the International Association for Cannabinoid Medicines’s prestigious Ester Fride Award for Basic Research, and the 2016 recipient of the International Cannabinoid Research Society’s prestigious Mechoulam Award. Dr. Maccarrone’s lab will be screening the Company’s novel cannabinoid analogs to investigate pharmacological properties and potential therapeutic uses.

Creating a robust patent library of NCEs

The patent application covers technology that allows for the creation of libraries of NCEs that can be compared to other drugs in order to select candidates for advancement. The cannabinoid analogs were manufactured in a biosynthetic process using the yeast S. cerevisiae, which is commonly used to produce therapeutic biologicals and vaccines.

Filing this patent application in a number of global jurisdicitions further emphasizes the Company’s commitment towards developing NCEs and enhancing rare cannabinoids R&D opportunities.

Why pursue cannabinoid analogs?

Unlike natural cannabinoids isolated from the plant which are not patentable, these cannabinoid analogs are patentable. Benefits may include:

●	Targeting certain physiological outcomes in specific diseases;

●	Improving upon the safety profile of the natural cannabinoids;

●	Enhancing the ability to integrate with specific delivery technologies; and

●	Protecting the long-term research investment and commercial opportunities.

Learn more about InMed’s Cannabinoid Analogs:

Novel Patentable Cannabinoid Analogs | InMed Pharmaceuticals

Learn more about InMed’s Cannabinoids in Development: https://www.inmedpharma.com/pharmaceutical/cannabinoids-in-development/

About InMed: InMed Pharmaceuticals is a global leader in the research, development, manufacturing and commercialization of rare cannabinoids. Together with its subsidiary BayMedica, LLC, the Company has unparalleled cannabinoid manufacturing capabilities to serve a spectrum of consumer markets, including pharmaceutical and health and wellness. InMed is also a clinical-stage company developing a pipeline of rare cannabinoid therapeutics and dedicated to delivering new treatment alternatives to patients that may benefit from cannabinoid-based pharmaceutical drugs. For more information, visit www.inmedpharma.com and www.baymedica.com.

Investor Contact:

Colin Clancy

Senior Director, Investor Relations

T: +1.604.416.0999

E: cclancy@inmedpharma.com

Cautionary Note Regarding Forward-Looking Information:

This news release contains "forward-looking information" and "forward-looking statements" (collectively, "forward-looking information") within the meaning of applicable securities laws. Forward-looking information is based on management's current expectations and beliefs and is subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Forward-looking information in this news release includes statements about: expanding patent portfolio with novel cannabinoid analogs; advancing collaboration agreement with leading cannabinoid research expert; screening analogs for therapeutic uses;publication of patent application in North America for several cannabinoids analogs; the patent has broad claims directed to molecular structure, uses and methods of manufacturing; NCEs are expected to offer similar or improved therapeutic effects compared to their parent (naturally occurring) cannabinoid with modifications that may make them preferred candidates to treat specific diseases; cannabinoids hold tremendous therapeutic potential that may address a number of unmet medical needs; patent application covering technology that allows for the creation of libraries of NCEs that can be compared to other drugs in order to select candidates for advancement; screening the Company’s novel cannabinoid analogs to investigate pharmacological properties and potential therapeutic uses; benefits of analogs that may include targeting certain physiological outcomes in specific diseases, improving upon the safety profile of the natural cannabinoids; enhancing the ability to integrate with specific delivery technologies; protecting the long-term research investment and commercial opportunities; being a global leader in the research, development, manufacturing and development of rare cannabinoids; and delivering new treatment alternatives to patients that may benefit from cannabinoid-based pharmaceutical drugs.

With respect to the forward-looking information contained in this news release, InMed has made numerous assumptions. While InMed considers these assumptions to be reasonable, these assumptions are inherently subject to significant business, economic, competitive, market and social uncertainties and contingencies.

Additionally, there are known and unknown risk factors which could cause InMed's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking information contained herein. A complete discussion of the risks and uncertainties facing InMed’s stand-alone business is disclosed in InMed’s Annual Report on Form 10-K and other filings with the Security and Exchange Commission on www.sec.gov.

All forward-looking information herein is qualified in its entirety by this cautionary statement, and InMed disclaims any obligation to revise or update any such forward-looking information or to publicly announce the result of any revisions to any of the forward-looking information contained herein to reflect future results, events or developments, except as required by law.